Exhibit 10.3

                             ADEPT TECHNOLOGY, INC.
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                    SECOND HALF FY 2005 EXECUTIVE BONUS PLAN

The following is a review of the second half FY 2005 Executive Bonus Plan ("Bonus Plan") for Adept Technology Inc. ("Company"). The focus of this Bonus Plan is to put in place project and business milestones in combination with financial targets of the Company beyond those resulting from base operating plan activities. These milestones and financial targets will contribute to the strategic mission, which if completed, will substantially enhance the Company's ability to be on a solid footing for consistent growth in shareholder and stakeholder value.


STRATEGIC MISSION
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Realize a transformation as soon as possible in the Company, which would allow the Company to generate operating profit and positive income in conditions of up to a 30% change in Adept's product market demand.


GENERAL
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The Adept BOD Compensation Committee will review and approve the Bonus Plan in content and determine participation, every six (6) months (as soon as possible after the end of the applicable quarter).

The CEO will present for approval to the BOD Compensation Committee the recommended payout to the eligible participants, every six (6) months (as soon as possible after the end of the applicable quarter).

Eligible participants for the Bonus Plan shall only be elected or appointed officers of the Company ("Officers") and shall be in lieu of and replace any other variable compensation or bonus plan otherwise offered by the Company to any other of its employees.

The Bonus Plan is designed to reward both the individual executive (Officer) and the executive Officer team as a group, for performance that exceeds the base plan expectations set and established by the CEO and approved by the BOD Compensation Committee ("Base Plan") from time to time.

The Bonus Plan assumes that each Officer receives base pay compensation commensurate with their responsibilities and that the Bonus Plan is not an entitlement or guarantee of payment, rather the Bonus Plan would be paid out to the Officer(s) for exceeding corporate goals and milestones beyond Base Plan expectations that are a benefit to the shareholders of Adept Technology, Inc.

The Bonus Plan shall be in the form of a cash incentive to the Officer group, which when paid out to the Officer group, does not place the Company in a negative corporate cash flow exclusive of financing activities or negative EPS for the period of the measurement (every six months) of the Bonus Plan.

The Bonus Plan is not part of an individual's base compensation. To be eligible to receive payment under the Bonus Plan, the Officer is must remain in continued participation of the Bonus Plan (termination of participation which will be at the discretion of the CEO and accordingly at-will) and continued full-time active employment through the entire six (6) month measurement period of each Bonus Plan period. The Bonus Plan is not a guarantee or contract of employment.

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BONUS PLAN STRUCTURE

The Bonus Plan is designed to provide a maximum cash incentive up to sixty percent (60%) of the Officer's base salary, determined at the commencement of the Bonus Plan period.

Participant Officers in this six (6) month program are listed below.

Seventy-five percent (75%) of the Bonus Plan computation (or a maximum of forty-five percent (45%) of the Officer base salary) will be from objective criteria and results against corporate financial goals. This part of the Bonus Plan will be computational and based upon the final audited financials that are reported to the Company shareholders for the applicable six (6) months covered by each six month measurement period of the Bonus Plan. The financial goals are listed below.

Twenty-Five (25%) of the Bonus Plan amount (or a maximum of fifteen percent (15%) of the Officer base salary) will be based on 4-5 key Officer team member project or business milestones agreed to prior to the Bonus Plan period. The intent of these project or business milestones is objective based. Due to inter-dependencies, changing responsibilities and activities of the Company business, a subjective component or weighting may be appropriate.


     Participant Officers

CFO
VP Robotics
VP Service
VP Business Development & Marketing
VP Operations & Engineering
MD Europe Operations


     Financial Goal Program

Up to forty-five percent (45%) of the participant Officer salaries will be paid to eligible Officers for the Officer's role in assisting in achieving the following Company financial performance.

Generate determined amounts of positive cash flow from operations (max 15% Officer salary with specific percentages of bonus tied to defined milestones)

Generate determined amounts of operating profit (max 15% Officer salary with specific percentages of bonus tied to defined milestones)

Generate determined amounts of consolidated revenue growth (max 15% Officer salary with specific percentages of bonus tied to defined milestones)

Specific financial operation milestones as defined by the Board of Directors or Compensation Committee thereof.